Exhibit 107

Calculation of Filing Fee Table

424 (b)(5) PROSPECTUS

under

FORM S-3 (No. 333-238249)

(Form Type)

Camden Property Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type (1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1) (2)

Newly Registered Securities

Fees to Be Paid	Debt	5.850% Senior Unsecured Notes due 2026	Rule 457(r)	$500,000,000	100%	$500,000,000	0.00014760	$73,800

Fees Previously Paid	N/A

Carry Forward Securities

N/A

	Total Offering Amounts					$500,000,000		$73,800

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$73,800